UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 12, 2007 (January 11, 2007)
GENESCO INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Road
Nashville, Tennessee	37217-2895

(Address of Principal Executive Offices)	(Zip Code)
(615) 367-7000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
On January 11, 2007, Hat World, Inc. (“Hat World”), a wholly-owned subsidiary of Genesco Inc., a Tennessee corporation (the “Company”), consummated the acquisition of all of the outstanding stock of Hat Shack, Inc. (“Hat Shack”), a retailer of headwear, in accordance with the terms of a Stock Purchase Agreement dated as of December 9, 2006 (the “Agreement”) among Hat World, Hat Shack and all the shareholders of Hat Shack. Pursuant to the acquisition, Hat Shack has become a wholly-owned subsidiary of Hat World.
Pursuant to the terms and conditions of the Agreement, the Company acquired Hat World for $16.6 million in cash, including a preliminary adjustment for net asset levels, subject to a final post-closing adjustment. $1,000,000 of the purchase price is being held in escrow to satisfy any final net asset adjustment and $2,500,000 of the purchase price is being held in escrow to satisfy certain potential indemnification obligations of the Hat Shack shareholders. The Company funded the acquisition and associated expenses with cash on hand. The consideration paid under the Agreement was determined through arm’s-length negotiation between Hat World and Hat Shack.
ITEM 7.01 REGULATION FD DISCLOSURE.
A copy of the Company’s press release, dated January 12, 2007, announcing the consummation of the Hat Shack acquisition is furnished with this Current Report as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits
     The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release dated January 12, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.
Date: January 12, 2007	By:	/s/ Roger G. Sisson
		Name:	Roger G. Sisson
		Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

No.	Exhibit
99.1	Press Release dated January 12, 2007.

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